EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 26, 2013—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2013.

Net income for the three months ended June 30, 2013 was $1.604 million, or $0.33 per share-basic and diluted, down from $1.752 million, or $0.36 per share-basic and diluted for the same quarter in 2012. Net interest income for the second quarter of 2013, after the provision for loan losses for the quarter, was $6.231 million, approximately 13.7% lower than the same period in 2012, due to an increase in the provision for loan losses and a decrease in net interest income. The provision for loan losses for the three months ended June 30, 2013 was $574 thousand compared to $330 thousand for the same period in 2012. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.48% in the second quarter of 2013 from 4.16% in the same period in 2012 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the second quarter of 2013 by $292 thousand, or 17.8%, while non-interest expenses decreased $528 thousand, or 7.9%, compared to the same period in 2012. The increase in non-interest income was due primarily to an increase in service charges on deposit accounts, other income and other service charges and fees. Non-interest expenses decreased due to a $403 thousand decrease in other operating expense and a $138 thousand decrease in salaries and benefits offset by a $13 thousand increase in occupancy expense. The decrease in other operating expense was due mainly as a result of lower regulatory and related costs.

Net income for the six months ended June 30, 2013 decreased 11.6% to $3.018 million, or $0.62 per share-basic and diluted, from $3.415 million, or $0.70 per share-basic and diluted, for the six months ended June 30, 2012. Net interest income for the six months ended June 30, 2013, after the provision for loan losses, decreased 9.2% to $12.812 million from $14.038 million for the same period in 2012. Net interest margin for the six months ended June 30, 2013, decreased to 3.50% in 2013 from 4.13% in the same period in 2012. The provision for loan losses for the six months ended June 30, 2013 was $749 thousand compared to the provision of $866 thousand in 2012. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $363 thousand, or 11.2%, and non-interest expense decreased by $380 thousand, or 2.9%, for the six months ended June 30, 2013 when compared to the same period in 2012. The increase in non-interest income was primarily due to an increase in service charges from deposit accounts and other service charges and fees. Non-interest expense decreased primarily due a decrease in other operating expenses of $84 thousand and in salaries and benefits in the amount of $391 thousand partially offset by an increase in occupancy expenses in the amount of $95 thousand. The decrease in other operating expense was due mainly as a result of lower regulatory and related costs.

Total assets as of June 30, 2013 decreased to $866.662 million, down $14.178 million, or 1.6%, when compared to December 31, 2012. Deposits increased by $10.606 million, or 1.7%, and loans, net of unearned income decreased by $5.863 million, or 1.6%, when compared to December 31, 2012. The decrease in loans, net of unearned, was due to declining loan demand and repayments of existing loans. Non-performing assets decreased by $669 thousand to $18.733 million at June 30, 2013 as compared to December 31, 2012, because of decreases in non-accrual loans, other real estate owned and loans 90 days or more past due and still accruing interest.

During the first half of 2013, the Company paid dividends totaling $0.44 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending June 30,		Six Months Ending June 30,
	2013	2012	2013	2012
Interest income and fees	$7,990	$9,003	$15,978	$17,902
Interest expense	1,185	1,457	2,417	2,968

Net interest income	6,805	7,546	13,561	14,934
Provision for loan losses	574	330	749	866

Net interest income after provision for loan losses	6,231	7,216	12,812	14,068
Non-interest income	1,929	1,637	3,610	3,247
Non-interest expense	6,146	6,674	12,704	13,084

Net income before taxes	2,014	2,179	3,718	4,231
Income taxes	410	427	700	816

Net income	$1,604	$1,752	$3,018	$3,415

Earnings per share—basic	$0.33	$0.36	$0.62	$0.70

Earnings per share—diluted	$0.33	$0.36	$0.62	$0.70

Dividends Paid	$0.22	$0.22	$0.44	$0.44

Average shares outstanding-basic	4,868,977	4,859,125	4,866,237	4,854,145
Average shares outstanding-diluted	4,869,565	4,866,006	4,869,600	4,862,799

	As of June 30,	As of December 31,
	2013	2012
Period End Balance Sheet Data:
Total assets	$866,662	$880,840
Total earning assets	781,782	802,219
Loans, net of unearned income	363,028	368,891
Allowance for loan losses	6,803	6,954
Total deposits	653,155	642,549
Long-term borrowings	43,642	68,674
Shareholders’ equity	73,451	88,869
Book value per share	$15.08	$18.28
Period End Average Balance Sheet Data:
Total assets	$890,437	$842,456
Total earning assets	813,453	766,663
Loans, net of unearned income	367,575	374,286
Total deposits	654,663	592,723
Long-term borrowings	67,301	72,553
Shareholders’ equity	86,864	87,972
Period End Non-performing Assets:
Non-accrual loans	13,691	14,142
Loans 90+ days past due and accruing	453	578
Other real estate owned	4,589	4,682

	As of June 30,	As of June 30,
	2013	2012
Period End Net charge-offs as a percentage of average net loans	0.24%	0.09%
Period End Performance Ratios:
Return on average assets(1)	0.72%	0.81%
Return on average equity(1)	7.30%	7.74%
Period Ending Net Interest
Margin (tax equivalent)(1)	3.50%	4.13%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com